Exhibit 99.1

Gulf Resources Reports Third Quarter 2014 Financial Results

SHOUGUANG, China, Nov. 7, 2014 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China, today announced its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights

•	Net revenue was $31.1 million, a year-over-year decrease of 6%

•	Gross profit was $9.2 million, a year-over-year decrease of 16%

•	Gross margin was 30%,as compared to 33% for the third quarter of 2013

•	Income from operations was $6.7 million, as compared to $10.9 million in the third quarter of 2013, a year-over-year decrease of 39%

•	Operating margin was 22%, as compared to 33% for the third quarter of 2013

•	Net income was $5.0 million, or $0.13 per basic and diluted share, versus $8.1 million, or $0.21 per basic and diluted share a year ago, representing a year-over-year decrease of 38%.

•	Cash totaled $132 million as of September 30, 2014

"Despite the continuing macro-economic tightening policy imposed by the PRC government beginning in the second half of 2011, and a decrease in raw material prices of bromine and crude salt, the Company's net revenue decreased slightly by 6% for the third quarter 2014 compared to the same period of 2013. Even though the net revenue from our chemical products segment slightly increased approximately 4.5%, our other two business segments, bromine and crude salt, experienced weaker results," said Mr. Xiaobin Liu, CEO of the Company.

Third Quarter 2014 Financial Results

Gulf Resources' net revenue was $31,106,964 for three-month period ended September 30, 2014, a decrease of approximately 1.8 million (or 6%) as compared to the same period in 2013. This decrease was attributable to the decrease in our bromine and crude salt segments. Revenue from the bromine products segment decreased from $17,093,087 for the three-month period ended September 30, 2013 to $15,973,528 for the same period in 2014, a decrease of approximately 6.5%. Revenue from the crude salt segment decreased from $3,902,979 for the three-month period ended September 30, 2013 to $2,655,028 for the same period in 2014, a decrease of approximately 32%. But, revenue from the chemical products segment products increased from $11,939,211 for the three-month period ended September 30, 2013 to $12,478,408 for the same period in 2014, an increase of approximately 4.5%.

Gross profit was $9,205,908, or 30%, of net revenue for three-month period ended September 30, 2014 compared to $10,929,021, or 33%, of net revenue for the same period in 2013. The decrease in gross profit percentage was primarily attributable to a decrease in the margin percentage of bromine and crude salt segments.

The total research and development costs incurred for the three-month period ended September 30, 2014 and 2013 were $30,985 and $33,198, respectively, a decrease of 7%. Research and development costs for the three-month period ended September 30, 2014 and 2013 represented raw materials used by SYCI for testing the manufacturing routine.

General and administrative expenses were $1,894,507 for the three-month period ended September 30, 2014, a decrease of $67,989 (or 3%) as compared to $1,962,496 for the same period in 2013. This decrease in general and administrative expenses was primarily due to legal costs and expenses incurred in connection with the class action lawsuit as described in our 2013 Form 10-K, which was $51,626 for the three-month period ended September 30, 2013 and $0 for the same period in 2014 since the lawsuit was settled in early 2014.

Other operating income was $116,942 for the three-month period ended September 30, 2014, an increase of $9,936 (or 9%) as compared to $107,006 for the same period in 2013 for sales of wastewater. Wastewater is generated from the production of bromine and eventually becomes crude salt when it evaporates. Not all of our bromine production plants have sufficient area on the property to allow for evaporation of wastewater to produce crude salt. Certain of our customers who have facilities located adjacent to our bromine production plants have agreed to channel our wastewater into brine pans on their properties for evaporation. These customers then are able to sell the resulting crude salt themselves. We have signed agreements with four of our customers to sell them our wastewater at market prices.

Income from operations was $6,694,589 for the three-month period ended September 30, 2014 (or 22% of net revenue), a decrease of $4,197,931, or approximately 39%, over the income from operations for the same period in 2013. The decrease resulted primarily from the decrease in bromine and crude salt selling prices.

Other income, net of $76,675 represented bank interest income, net of capital lease interest expense for the three-month period ended September 30, 2014, an increase of $41,022 (or approximately 115%) as compared to the same period in 2013, mainly due to higher average bank balance held during the three months period ended September 30, 2014 compared to the same period ended September 30, 2013.

Net income was $5,038,403 for the three-month period ended September 30, 2014, a decrease of $3,071,326 (or approximately 38%) compared to the same period in 2013. This significant decrease was primarily attributable to the decrease in the selling price of bromine and crude salt.

Income taxes were $1.7 million for the third quarter of 2014, a decrease of 39% from $2.8 million for the third quarter of 2013. The Company's effective tax rate was 26% for the three-month periods ended September 30, 2014 and 2013, respectively.

Nine Months Ended September 30, 2014

Net income was $15.0 million (or $0.39 and $0.38 per basic and diluted share, respectively) for the nine-month period ended September 30, 2014, a decrease of approximately 2% compared to the same period in 2013 which was $15.3 million (or $0.40 per basic and diluted share, respectively). Net revenue for the nine-month period ended September 30, 2014 was $88 million, representing an increase of approximately $0.2 million (or 0.2%) over the same period in 2013. Gross profit was $25 million, or 29%, of net revenue for nine-month period ended September 30, 2014 compared to $25 million, or 28%, of net revenue for the same period in 2013. The increase in gross profit percentage was primarily attributable to an increase in the margin percentage of our chemical products segment, which was offset by our crude salt segment. Income from operations was $20 million for the nine-month period ended September 30, 2014 (or 22% of net revenue), an decrease of $1 million, or approximately 24%, over income from operations for the same period in 2013.

Financial Condition

As of September 30, 2014, the Company had cash of $132 million, total liabilities of $13.9 million, and stockholders' equity of $307.1 million. As of September 30, 2014, the Company had working capital of $174.9 million. As of September 30, 2014, the Company generated $32.5 million in cash flow from operations, used approximately $0.66 million cash for the prepayment of land leases. In the same period, we also used approximately $6.46 million cash for our third phase enhancement project related to the protective shells to transmission channels and ducts in Factory No. 10 and 11 for the nine-month period ended September 30, 2014.

Business Outlook

"We will continue to pursue a long-term growth strategy by expanding our business segments, exploring more brine water resources, obtaining bromine assets through acquisition, developing new projects, and continually looking for and making attractive horizontal and vertical acquisitions, while evaluating our cash flow from operating activities, which will help the Company achieve a sustainable long-term competitive advantage. Currently the Company is in discussions with a large sized chemical company based in China majored with TMP crude product and TMB. We intend to enter into an acquisition agreement by end of the year. The Company is also doing deeper prospecting on its well project in Sichuan, in order to evaluate the underground resources besides bromine," said Mr. Xiaobin Liu, CEO of Gulf Resources. "In the meantime, the Company will continue to try to improve its internal controls, expand its sales markets, increase its production utilization rate and decrease management and administration expenses."

Conference Call

Gulf Resources' management will host a conference call on Monday, November 10, 2014 at 8:00 AM Eastern Time to discuss its financial results for the third quarter ended September 30, 2014.

Hosting the call will be Mr. Xiaobin Liu, CEO of Gulf Resources. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 33124060.

A replay of the conference call will be available for 14 days starting from 11:00 AM ET on Monday, November 10, 2014. To access the replay, dial +1 (855) 859-2056. International callers should dial +1 (404) 537-3406. The pass code is 33124060.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.gulfresourcesinc.com/events.html. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC") and Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and as papermaking chemical agents. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Gulf Resources, Inc.
Web: http://www.gulfresourcesinc.com

Director of Investor Relations & CEO Assistant
Helen Xu

IR Manager
Max Ma